                                                                    EXHIBIT 99.1

                                FRESH FOODS, INC.
                              NON-EMPLOYEE DIRECTOR
                            STOCK PURCHASE LOAN PLAN

         1. Purpose. The purpose of this Fresh Foods, Inc. Non-Employee Director Stock Purchase Loan Plan is to attract and retain non-employee directors through the availability of loans to acquire Company Stock.

         2. Definitions. As used in this Plan, the following terms have the meanings indicated:

                  (a) "AFR" means the applicable federal rate determined under
         Section 1274 of the Internal Revenue Code of 1986, as amended.

                  (b) "Board" means the Board of Directors of the Company.

                  (c) "Company" means Fresh Foods, Inc., a North Carolina corporation.

                  (d) "Company Stock" means common stock, par value $1.00 per share, of the Company. In the event of a change in the capital structure of the Company, the shares resulting from such a change shall be deemed to be Company Stock within the meaning of this Plan.

                  (e) "Date of Loan" means the date as of which a Loan is disbursed and the Note evidencing the Loan is issued.

                  (f) "Disability" means a physical or mental condition that, in the judgment of the Board based upon competent medical evidence satisfactory to the Board, totally and permanently prevents the Participant from engaging in substantial gainful board service with the Company in any capacity suitable and appropriate for an individual with his or her background, training and experience. The Board's determination shall be conclusive.

                  (g) "Loan" means a loan to a Participant to acquire Company Stock, which shall be evidenced by a promissory note of the Participant and such other documents as determined by the Board from time to time.

                  (h) "Note" means a promissory note evidencing a Loan to a Participant.

                  (i) "Participant" means any non-employee director who receives a Loan under this Plan.

                  (j) "Retirement" means termination at or after age 65.

                  (k) "Subsidiary" means, with respect to any corporation, a subsidiary of that corporation within the meaning of Internal Revenue Code section 424(f).

         3. Eligibility.

                  (a) All present and future non-employee directors of the Company or of any parent or Subsidiary of the Company, whether now existing or hereafter created or acquired, shall be eligible for selection to receive Loans under this Plan. The Board shall have the power and complete discretion to select eligible non-employee directors to receive Loans.

                  (b) The grant of a Loan shall not obligate the Company or any parent or Subsidiary of the Company to pay a director any particular director's fees or to make further Loans to the non-employee director at any time thereafter.

         4. Maximum Amount of Loans.

                  (a) A maximum aggregate principal amount of loans outstanding for all Participants may be determined by the Board and may be adjusted from time to time. Procedures may be established for the allocation among eligible non-employee directors of any amount available for Loans.

                  (b) The maximum aggregate principal amount of all Loans outstanding for a Participant shall be determined by the Board in its complete discretion.

         The maximum amount of a Loan for a Participant shall be determined at the Date of Loan and shall not be affected by any subsequent change in the Participant's circumstances.

         5. Loan Terms.

                  (a) Subject to the provisions of this Plan, the Board shall have the power and complete discretion to determine for each Participant the terms, conditions, nature and amount of a Loan.

                  (b) The Board shall establish as to each Loan a minimum principal amount, the terms of repayment and any other terms and conditions consistent with this Plan that are deemed appropriate by the Board. All Loans made pursuant to this Plan shall include the following provisions:

                           (i) All Company Stock acquired with a Loan shall be
                  acquired in compliance with applicable laws, including federal and state securities laws.

                           (ii) A Loan shall be a full recourse obligation of
                  the Participant.

                           (iii) A Loan shall not be secured.

                           (iv) Subject to clauses (b)(v), (b)(vi), (c), (d) and
                  (e) below, the initial term of a Loan shall be five years from the Date of Loan, interest shall accrue and accumulate over the life of the loan and shall be due and payable at maturity, and each Loan shall bear interest at a rate equal to the AFR applicable on the Date of Loan.

                           (v) If a Participant's service with the Company
                  terminates due to death, Disability or Retirement, the Loan shall be due and payable two years after the event.

                           (vi) If a Participant's service with the Company
                  terminates in any manner not covered by clause (v), the Loan shall be due and payable 120 days following the date of termination.

                  (c) At any time, the Board may, in its sole discretion, and subject to such conditions as it may impose or authorize, extend the time for repayment of a Loan or waive the Company's right, if any, to make other adjustments to a Loan, provided that a change to a Loan shall not, without the consent of the Participant, adversely affect a Participant's rights under a previously granted Loan.

                  (d) The Board may provide that the interest rate on a Loan shall increase if the Participant sells, encumbers or otherwise disposes of the Company Stock acquired with the Loan. The Board may condition a Loan on the Participant's complying with arrangements requested by the Company to implement this section 5(d). Under any such arrangement, the Participant shall have complete shareholder rights with respect to the Company Stock, including the right to vote and receive dividends, and the Participant may sell the Company Stock at any time.

                  (e) The Board may in its complete discretion on or prior to the maturity of any particular Loan forgive all or a portion of the interest which would otherwise be or become due and payable thereunder. The Board's so acting with respect to any particular loan shall have no effect as to any other particular loan.

                  (f) The Company may place on any certificate representing Company Stock acquired or held with the proceeds of a Loan any legend reasonably deemed desirable by the Company to comply with federal or state securities laws.

         6. Effective Date. This Plan shall be effective on and as of February 8, 1999.

         7. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on the last day of the Company's fiscal year ending in the year 2009. No Loans shall be made under this Plan after its termination. The Board may terminate this Plan or may amend this Plan in such respects as it shall deem advisable. A termination or amendment of this Plan shall not, without the consent of the Participant, adversely affect the Participant's rights under a previously granted Loan.

         8. Plan Administration. This Plan shall be administered by the Board. The Board shall have the authority to interpret this Plan, and its interpretations shall be binding on all parties. This Plan shall be governed by, and construed in accordance with, the laws of the State of North Carolina without regard to conflict of laws principles thereof.

         9. Nontransferability of Loans. Loans and all rights associated with Loans, by their terms, shall not be transferable by the Participants except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order.

         10. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (a) if to the Company, at its principal business address, to the attention of the Chief Financial Officer; (b) if to any Participant, at the last address of the Participant known to the sender at the time the notice or other communication is sent.

         IN WITNESS WHEREOF, the Company has caused this Non-Employee Director Stock Purchase Loan Plan to be executed this 8th day of February, 1999.

                                              FRESH FOODS, INC.



                                              By: ______________________________
                                              Name: ____________________________
                                              Title: ___________________________